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                                                                   EXHIBIT 3.1.1

                                  AMENDMENT NO.
                                       TO
               AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
                                       OF
                            OPPENHEIMER CAPITAL, L.P.

        This Amendment No. , dated as of November 4, 1997 (the "Amendment"), to the Amended and Restated Agreement of Limited Partnership of Oppenheimer Capital, L.P. (the "Partnership") is made and entered into by Oppenheimer Financial Corp., a Delaware corporation ("Opfin"), as General Partner.

                               W I T N E S S E T H

        WHEREAS, the Partnership was formed by filing a Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware on May 15, 1987;

        WHEREAS, the agreement of limited partnership was amended and restated in its entirety in the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 14, 1991 (as heretofore amended, the "Partnership Agreement"); and

        WHEREAS, Opfin, as the General Partner, has determined, pursuant to Sections 16.01(d)(i) and 16.01(d)(ii) of the Partnership Agreement, that it is in the best interests


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of the Partnership to amend further the Partnership Agreement, which amendments may be made by Opfin, as the General Partner, without the approval of any other partner of the Partnership.

        NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

        1. Amendments.

                A. Section 6.03 of the Partnership Agreement is hereby amended by adding the following language:

                If the General Partner transfers all of its interest in the Partnership during any Fiscal Period of the Partnership, (i) the former General Partner's share of the Net Income or Net Loss of the Partnership for the Fiscal Period in which the transfer occurs shall be that portion of the General Partner's 1% allocable share of the actual Net Income or Net Loss of the Partnership for such Fiscal Period that the number of days in such Fiscal Period prior to the day of transfer bears to the total number of days in such Fiscal Period; and (ii) the new General Partner's share of the Net Income or Net Loss of the Partnership for the Fiscal Period of transfer shall be that portion of the General Partner's 1% share of the actual Net Income or Net Loss of the Partnership for such Fiscal Period that the number of days in such Fiscal Period beginning on and following the day of transfer bears to the total number of days in such Fiscal Period.

                B. Section 13.02(b) of the Partnership Agreement is hereby Amended by adding the following language:

                In the case of a transfer described in the last sentence of
                Section 6.03, however, the transfer shall be considered effective as of the day before the day

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                of transfer and the profits and losses of the Partnership for the Fiscal Period of transfer shall be allocated between the former General Partner and the new General Partner in accordance with the provisions thereof.

        2. Successors and Assigns. This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and assigns.

        3. Full Force and Effect. Except to the extent modified hereby, the Partnership Agreement shall remain in full force and effect.

        4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or same counterpart.

        5. Choice of Law. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

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        IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

                                          GENERAL PARTNER:

                                          OPPENHEIMER FINANCIAL CORP.


                                          BY: /s/
                                              --------------------------------
                                              Name:
                                              Title:


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